UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

March 7, 2014

Date of Report
(Date of earliest event reported)

SOCKET MOBILE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39700 Eureka Drive

Newark, CA 94560

(Address of principal executive offices, including zip code)

(510) 933-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements

Socket Mobile, Inc. (the “Company”) reported in a Form 8-K dated January 8, 2014 that it had accepted terms of a revolving credit line with Bridge Bank, National Association to replace a similar agreement with Silicon Valley Bank. The Silicon Valley Bank agreement was extended to February 28, 2014 to facilitate the transfer of the revolving credit line to Bridge Bank. The new bank line was activated and the transfer completed on March 7, 2014.

The Company may borrow up to $2.5 million, of which up to $1.5 million is based on qualified receivables from domestic (U.S. based) customers and up to $1.0 million is based on qualified receivables from international customers. The international portion of the line will include certain accounts receivable guarantees from the EXIM Bank pending final approval from EXIM Bank. The revolving credit line agreement is for a two year period ending February 27, 2016 and contains customary representations, warranties and covenants. The Company’s total borrowings under the line may not exceed 50% of the sum of cash plus qualified receivables. The line is secured by all of the Company’s assets, including intellectual property.

The foregoing description of the revolving credit line with Bridge Bank, National Association does not purport to be complete and is qualified in its entirety by reference to the full text of the Business Financing Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Business Financing Agreement dated February 27, 2014 by and between Socket Mobile, Inc. and Bridge Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

By:	/s/ David W. Dunlap
Name: David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

Date: March 7, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Business Financing Agreement dated February 27, 2014 by and between Socket Mobile, Inc. and Bridge Bank, National Association.